E*TRADE Group Inc. Supplemental Executive Retirement Plan Master Plan Document	Exhibit 10.5

Effective January 1, 2001

Copyright © 2000
By Clark/Bardes Consulting - Compensation Resource Group, Inc.
All Rights Reserved

E*TRADE Group Inc.
Supplemental Executive Retirement Plan
Master Plan Document

E*TRADE Group Inc.
Supplemental Executive Retirement Plan
Master Plan Document

TABLE OF CONTENTS
(continued)

E*TRADE Group Inc.
Supplemental Executive Retirement Plan
Master Plan Document

E*TRADE GROUP INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective January 1, 2001

Purpose

          The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Associates who contribute materially to the continued growth, development and future business success of E*TRADE Group Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

          For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

          1.1     "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the Company Contribution Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

          1.2     "Annual Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.1.

          1.3     "Annual Installment Method" shall be an annual installment payment over 5, 10 or 15 years, in accordance with this Plan. The Account Balance of the Participant shall be calculated as of the close of business on the first business day of the year. The annual installment payment shall be calculated as follows:

          For 5 annual installment payments, the annual installment for each year shall be calculated by dividing the Account Balance as of the close of business on the first business day of the year by the following annual annuity factor:

Annual Installment Year	Annual Annuity Factor
1	4.38721126
2	3.62431604
3	2.80801817
4	1.93457944
5	1.00000000

            For 10 annual installment payments, the annual installment for each year shall be calculated by dividing the Account Balance as of the close of business on the first business day of the year by the following annual annuity factor:

Annual Installment Year	Annual Annuity Factor
1	7.51523225
2	6.97129851
3	6.38928940
4	5.76653966
5	5.10019744
6	4.38721126
7	3.62431604
8	2.80801817
9	1.93457944
10	1.00000000

               For 15 annual installment payments, the annual installment for each year shall be calculated by dividing the Account Balance as of the close of business on the first business day of the year by the following annual annuity factor:

Annual Installment Year	Annual Annuity Factor
1	9.74546799
2	9.35765074
3	8.94268630
4	8.49867434
5	8.02358154
6	7.51523225
7	6.97129851
8	6.38928940
9	5.76653966
10	5.10019744
11	4.38721126
12	3.62431604
13	2.80801817
14	1.93457944
15	1.00000000

          1.4     "Associate" shall mean a person who is an employee of any Employer.

          1.5     "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive benefits under this Plan upon the death of a Participant.

          1.6     "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

          1.7     "Board" shall mean the board of directors of the Company.

          1.8     "CEO" shall mean the chief executive officer of the Company.

          1.9     "Change of Control" shall mean the occurrence of any of the following events:

                              (i)       Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities;

                              (ii)      A merger or consolidation of the Company with any other corporation or business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                              (iii)      A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                              (iv)      Effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company's assets.

          1.10    "Claimant" shall have the meaning set forth in Section 11.1.

          1.11    "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

               1.12     "Committee" shall mean the committee described in Article 9.

               1.13     "Company" shall mean E*TRADE Group Inc., a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

               1.14     "Company Contribution Account" shall mean (i) the sum of the Participant's Annual Company Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Contribution Account.

               1.15     " Disability" shall mean a Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve (12) months and which renders him incapable of performing his duties. All determinations in connection with the permanence and degree of such disability shall be made by the Administrator in a uniform, nondiscriminatory manner on the basis of medical evidence certified by a physician selected by or satisfactory to the Administrator.

               1.16     "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

               1.17     " Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

               1.18     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

               1.19     " Participant" shall mean a current Associate who satisfies the eligibility and participation requirements of Article II or former Associate who retains an Account Balance. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

               1.20     "Plan" shall mean the E*TRADE Group, Inc. Supplemental Executive Retirement Plan, as it may be amended from time to time.

               1.21     "Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

               1.22     " Retirement", "Retire(s)" or "Retired" shall mean, for the purposes of this Plan only, with respect to an Associate, severance from employment following a minimum of five (5)

Years of Plan Participation, from all Employers for any reason other than a leave of absence, death or Disability.

          1.23    "Trust" shall mean one or more trusts established pursuant to that certain Master Trust Agreement, dated as of January 1, 2001 between the Company and the trustee named therein, as amended from time to time.

          1.24    "Years of Plan Participation" shall mean the total number of full years an Associate has been an active Participant in the Plan. An active Participant satisfies the eligibility and participation requirements of Article II. For purposes of this definition, a year of plan participation shall be a 365 day period (or 366 day period in the case of a leap year) that commences upon the Associate's first date of Plan participation as set forth in Article 2. Any partial year of participation shall not be counted.

ARTICLE 2
Selection, Enrollment, Eligibility

          2.1     Selection by Committee . Participation in the Plan shall be limited to a select group of management and highly compensated Associates of the Employer, as determined by the Committee in its sole discretion. From that group, the CEO shall select, in his or her sole discretion, Associates to participate in the Plan.

          2.2     Enrollment Requirements . As a condition to participation, each selected Associate shall complete, execute and return to the Committee an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

          2.3     Eligibility; Commencement of Participation . Provided an Associate selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Associate shall commence participation in the plan on the later of (i) the first day of the month in which the Associate attains age forty-five (45) or (ii) the first day of the month in which the Associate is hired. If an Associate fails to meet all such requirements within the period required, in accordance with Section 2.2, that Associate shall not be eligible to participate in the Plan until the first day of the month following the delivery to and acceptance by the Committee of the required documents.

          2.4     Termination of Participation . If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to immediately distribute the Participant's then vested Account Balance and terminate the Participant's participation in the Plan. Notwithstanding the foregoing and any other provision of this Plan that may be interpreted to the contrary, the CEO shall retain the right to determine, in his or her sole and absolute discretion, that a Participant no longer qualifies to participate in this Plan, the CEO shall have the right to immediately distribute the Participant's then vested Account Balance and terminate the Participant's participation in the Plan. The CEO may terminate a Participant's participation in the Plan under this section at any time and for any reason or no reason, including, but not limited to, a change in the Associate's position, responsibilities or performance or financial or other business considerations of the Company.

ARTICLE 3
Company Contribution/Crediting/Taxes

          3.1     Annual Company Contribution Amount . For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. For any Plan Year, an Employer may, in its sole and absolute discretion, credit an amount to a Participant's Company Contribution Account in anticipation of its not crediting any amount to that Participant's Company Contribution Account for one or more subsequent Plan Years. The Annual Company Contribution Amount, if any, shall ordinarily be credited as of the first day of the Plan Year, but the Company may, in its sole discretion, credit amounts to any Participant's Company Contribution Account at any other time.

          3.2     Vesting .

                              (a)      With the exception of the Company's CEO on January 1, 2001, a Participant's Account Balance shall vest on the basis of the Participant's Years of Plan Participation, in accordance with the following schedule:

Years of Plan Participation	Vested Percentage
Less than 5 Years of Plan Participation	0%
5, but less than 6 Years of Plan Participation	50%
6, but less than 7 Years of Plan Participation	60%
7, but less than 8 Years of Plan Participation	70%
8, but less than 9 Years of Plan Participation	80%
9, but less than 10 Years of Plan Participation	90%
10 or more Years of Plan Participation	100%

                              (b)      Notwithstanding anything to the contrary contained in this Section 3.3, the Company's CEO on January 1, 2001, shall vest 100% on the date the CEO commences participation in the Plan.

                              (c)      Notwithstanding anything to the contrary contained in this Section 3.3, in the event a Participant attains age sixty (60) with five (5) Years of Participation while employed by one or more Employers, the Participant's Account Balance shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedule).

                              (d)      Notwithstanding anything to the contrary contained in this Section 3.3, in the event of a Participant's death while employed by one or more Employers, the Participant's Account Balance shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedule).

                              (e)      Notwithstanding anything to the contrary contained in this Section 3.3, in the event of a Change in Control while a Participant is employed by one or more Employers, the Participant's Account Balance shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedule).

                              (f)      Notwithstanding subsection (a) or subsection (d), the vesting schedule for a Participant's Account Balance shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. However, to the extent that the Participant's receipt of benefits pursuant to Section 3.2(e), are subject to a gross up payment due to Code Section 280G or a cutback limitation due to Code Section 280G stipulated by language included in: (i) the Participant's employment agreement; (ii) the E*TRADE Group, Inc. Management Continuity Agreement; or (iii) similar contract, program or Board resolution, the preceding sentence shall not apply and the provisions of such gross up language or limitation language referenced Subsection 3.2(f)(i), (ii) or (iii) shall govern. In the event that all of a Participant's Account Balance is not vested pursuant to such a determination, the Participant may request independent verification of the Committee's calculations with respect to the application of Section 280G. In such case, the Committee must provide to the Participant within 15 business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the "Accounting Firm"). The opinion shall state the Accounting Firm's opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

          3.3      Crediting/Debiting of Account Balances . In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

                              (a)      Election of Measurement Funds. A Participant, in connection with his or her initial enrollment in accordance with Section 2.3 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.4(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance for the first business day in which the Participant commences participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan. Commencing with the first business day that follows the Participant's commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, either by submitting an Election Form to the Committee that is accepted by the Committee or through any other manner approved by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited (or, in the event of losses, debited) to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

                              (b)      Proportionate Allocation. In making any election described in Section 3.4(a) above, the Participant shall specify on the Election Form, or through any other manner approved by the Committee, in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

                              (c)      Measurement Funds. The Participant may elect one or more measurement funds (the "Measurement Funds") for the purpose of crediting and/or debiting amounts to his or her Account Balance. The available Measurement Funds will be selected by the Committee, in its sole discretion, and communicated to Participants in the enrollment materials or in periodic notices.

               As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

                              (d)      Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant's Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day at the closing price on such date; (ii) the portion of the Annual Company Contribution Amount that was actually credited during any business day was invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day, no later than the close of business on the first business day after the day on which such amounts are actually first credited, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such business day, no earlier than one business day prior to the distribution, at the closing price on such date.

                              (e)      No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

                              (f)      Selection of Measurement Funds after Death. Notwithstanding any provision of this Plan that may be interpreted to the contrary, and in accordance with the rules and regulations established by the Committee for such purpose, the Measurement Funds to be used to determine additional amounts to be credited or debited to a Participant's Account Balance after the death of the Participant shall be selected by his or her Beneficiaries.

          3.4      FICA and Other Taxes .

                              (a)      Account Balance. When a Participant becomes vested in a portion of his or her Account Balance, the Participant's Employer(s) shall withhold from the Participant's base annual salary and/or bonus, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant's Account Balance in order to comply with this Section 3.5.

                              (b)      Distributions. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) or the trustee of the Trust.

ARTICLE 4
Early Withdrawal

          4.1      Early Withdrawal . A Retired Participant (or, after a Participant's death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her vested Account Balance, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time after the Participant Retires, but only if the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within 60 days of his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan in the future. The payment of this Withdrawal Amount shall not be subject to the limitation on distribution described in Section 5.2, below.

ARTICLE 5
Distributions

          5.1      Distribution of Benefits .

                              (a)      Elections; Timing. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive their vested Account Balance upon the earlier of Retirement, death or Disability pursuant to an Annual Installment Method of 5, 10 or 15 years. If the Participant's vested Account Balance at the time of his or her Disability or death is less than $100,000, the Participant's vested Account Balance may be made, in the sole discretion of the Committee, in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the last day of the Plan Year in which the Committee is provided with proof satisfactory to the Committee of the Participant's death or Disability.

                              (b)      Subsequent Elections. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least 1  year prior to the date the Participant was originally to receive such a distribution. The Election Form most recently accepted by the Committee shall govern the payout of the Participant's vested Account Balance.

                              (c)      Default. If a Participant does not make any election with respect to the payment of the Participant's vested Account Balance, then such benefit shall be payable pursuant to an Annual Installment Method of 15 years.

                              (d)      Death. If a Participant dies after Retirement or Disability but before their vested Account Balance is paid in full, the Participant's unpaid vested Account Balance payments shall continue and shall be paid to the Participant's Beneficiary (a) over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant's unpaid remaining Account Balance.

          5.2      Limitation on Distributions . Notwithstanding any other provision of Articles IV and V, if an Employer determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of distribution to the Participant pursuant to this Plan, is deductible, the Employer may defer all or any portion of such distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.9 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m).

ARTICLE 6
Beneficiary Designation

          6.1      Beneficiary . Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

          6.2      Beneficiary Designation . A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

          6.3      Acknowledgment . No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

          6.4      No Beneficiary Designation . If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

          6.5      Doubt as to Beneficiary . If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

          6.6      Discharge of Obligations . The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant.

ARTICLE 7
Leave of Absence

          7.1      Leave of Absence . If a Participant is authorized by the Participant's Employer for any reason to take a paid or unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer.

ARTICLE 8
Termination, Amendment or Modification

          8.1      Termination . Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Associates, by action of its board of directors. Upon the termination of the Plan with respect to any Employer, the affected Participants who are employed by that Employer shall become immediately 100% vested in their Account Balances and their Account Balances shall be paid to the Participants as follows: (i) if the Plan is terminated with respect to all of its Participants, an Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to an Annual Installment Method of 5, 10, or 15 years, with amounts credited and debited during the installment period as provided herein; (ii) if the Plan is terminated with respect to less than all of its Participants, an Employer shall be required to pay such benefits in a lump sum; and (iii) If the Plan is terminated as a result of a Change in Control, the Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years.

          8.2      Amendment . Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's vested Account Balance calculated as of the effective date of the amendment or modification and (ii) no amendment or modification of this Section 8.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years.

          8.3      Effect of Payment . The full payment of the applicable benefit under Articles 4 or 5 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan.

ARTICLE 9
Administration

          9.1      Committee Duties . Except as otherwise provided in this Article 9, this Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

          9.2      Agents . In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

          9.3      Binding Effect of Decisions . The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

          9.4      Indemnity of Committee . The Employer shall indemnify and hold harmless the members of the Committee, any Associate to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Associate or the Administrator.

          9.5      Employer Information . To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or termination of employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 10
Other Benefits and Agreements

          10.1    Coordination with Other Benefits . The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 11
Claims Procedures

          11.1    Presentation of Claim . Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

          11.2    Notification of Decision . The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

                              (a)      that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

                              (b)      that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

                                         (i)      the specific reason(s) for the denial of the claim, or any part of it;

                                         (ii)     specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

                                         (iii)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                                         (iv)    an explanation of the claim review procedure set forth in Section 11.3 below.

          11.3    Review of a Denied Claim . Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

                               (a)      may review pertinent documents;

                              (b)      may submit written comments or other documents; and/or

                              (c)      may request a hearing, which the Committee, in its sole discretion, may grant.

          11.4    Decision on Review . The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

                              (a)      specific reasons for the decision;

                              (b)      specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

                              (c)      such other matters as the Committee deems relevant.

          11.5    Legal Action . A Claimant's compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 12
Trust

          12.1    Establishment of the Trust . The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Company Contribution Amounts for such Employer's Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

          12.2    Investment of Trust Assets . The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

          12.3    Interrelationship of the Plan and the Trust . The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

          12.4    Distributions From the Trust . The Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 13
Miscellaneous

          13.1    Status of Plan . The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

          13.2    Unsecured General Creditor . Participants and their Beneficiaries, heirs and successors shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

          13.3    Employer's Liability . An Employer's liability for the payment of benefits shall be defined only by the Plan, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

          13.4    Nonassignability . Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

          13.5    Not a Contract of Employment . The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Associate or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

          13.6    Furnishing Information . A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

          13.7    Terms . Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

          13.8    Captions . The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

          13.9    Governing Law . Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Cailfornia without regard to its conflicts of laws principles.

          13.10   Notice . Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

E*TRADE Group Inc.
Attn: Director of People Systems and Operations
10951 White Rock Road
Rancho Cordova, CA 95670

          Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

          Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

          13.11   Successors . The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

          13.12   Validity . In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

          13.13   Incompetent . If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

          13.14   Court Order . The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

          13.15   Distribution in the Event of Taxation .

                              (a)      In General. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). The tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

                              (b)      Trust. If the Trust terminates and, in accordance with its terms, benefits are distributed from the Trust to a Participant, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

          13.16   Insurance . The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as they may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

          IN WITNESS WHEREOF, the Company has signed this Plan document as of December 20, 2000.

"Company"
E*TRADE Group Inc., a Delaware corporation

/s/ David Hayden
By: David Hayden
Title: Chairman, Compensation Committee of the E*TRADE Group, Inc. Board of Directors